Exhibit 99.1

ORBITAL ATK STOCKHOLDERS APPROVE ACQUISITION BY NORTHROP GRUMMAN CORPORATION

Dulles, Virginia 29 November 2017 — Orbital ATK, Inc. (NYSE: OA), a global leader in aerospace and defense technologies, today announced that its stockholders overwhelmingly approved the merger agreement providing for the proposed acquisition of Orbital ATK by Northrop Grumman Corporation (NYSE:  NOC) at a special meeting of stockholders held on November 29, 2017.

Holders of more than 99% of Orbital ATK’s common stock present at the meeting or represented by proxy voted in favor of approving and adopting the merger agreement, which represented approximately 79% of the total number of outstanding shares of Orbital ATK’s common stock as of the October 10, 2017 record date for the special meeting.

“The acquisition of Orbital ATK by Northrop Grumman creates substantial value for our stockholders and enhances our capability to accelerate product development and technology innovation in support of our customers’ critical missions. The transaction also enables our employees to benefit from new opportunities and career paths as part of a larger and more diverse aerospace and defense company,” said David W. Thompson, Orbital ATK’s President and Chief Executive Officer.

The Company expects the transaction to close in the first half of 2018, pending receipt of regulatory approvals.

About Orbital ATK

Orbital ATK is a global leader in aerospace and defense technologies.  The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier.  Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. Headquartered in Dulles, Virginia, Orbital ATK employs approximately 13,000 people across the U.S. and in several international locations.  For more information, visit www.orbitalatk.com.

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Orbital ATK   |   45101 Warp Drive, Dulles, VA 20166   |   703-406-5000

Cautionary Statement Regarding Forward Looking Statements

This communication may contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the risk that the proposed acquisition of Orbital ATK by Northrop Grumman may not be completed in a timely manner or at all, which may adversely affect Orbital ATK’s business and the price of Orbital ATK’s common stock; potential increased costs, liability, or reputational harm associated with the recent restatement of the company’s financial statements; the company’s ability to maintain and grow its relationship with its customers; reductions or changes in U.S. Government spending; changes in cost and revenue estimates and/or timing of programs and payments; the potential termination of U.S. Government contracts; failure to win or retain key contracts; supply, availability, and cost of raw materials and components; performance of subcontractors and other third parties; development of key technologies; the costs and ultimate outcome of contingencies, including litigation, government investigations and other legal proceedings; and other risks described in Orbital ATK’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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Media/Investor Contact:

Barron Beneski (703) 406-5528
Public and Investor Relations

barron.beneski@orbitalatk.com